Exhibit 99.1

Dear Stockholder,

As you may be aware, on April 16, 2015, Inland American Real Estate Trust, Inc. announced that we have changed our name to InvenTrust Properties Corp. (“InvenTrust” or “Company”). Following the successful completion of our self-management transactions and the spin-off of our lodging platform, we believed the time was right to highlight and develop an independent brand.

Our new name expresses how we are running our company.

IN – stands for innovation and the way our company works with our tenants and other business partners in collaborative ways.

VEN – refers to the fact that we have venue and retail expertise.

TRUST – denotes the financial strength and value proposition we work to provide all of our stakeholders every day.

Since our inception in 2005, we have been a unique and complex real estate company. Moving forward as InvenTrust, we will maintain our focus on three key areas to help drive our success:

•	Balance sheet management to provide a flexible capital structure, which gives us the readiness needed to execute on investment opportunities when they arise;
•	Capital allocation and rotation to increase holdings in targeted asset classes and key real estate markets, meaning we will buy in markets we believe in and sell in others we don’t; and
•	A concentration on people, processes and systems to enhance our already experienced management team and to ensure that effective and proficient operational processes are in place.

We believe our focus in these key areas has and will continue to provide us with the tools needed to execute on our long-term strategy and maximize stockholder value.

Throughout 2015 and in the future, InvenTrust will remain committed to optimizing and tailoring our two core platforms of student housing and multi-tenant retail. Since 2007, the InvenTrust student housing platform, University House Communities, has grown through the development of best-in-class, purpose built properties and tactical acquisitions. Our Dallas-based management team has proven knowledge and expertise in the student housing arena as advocates, developers, principals and partners in building and operating university communities on and off campuses nationwide. Our strategic approach involves substantial long-term investments in carefully chosen markets, working in partnership with each university to enhance the university community environment with innovative, off-campus housing.

Our strategy for the multi-tenant retail platform is to focus on key markets that share fundamental characteristics such as job growth, increasing wages and population growth. Within these markets we will search for prime locations with high traffic patterns and significant barriers to entry. As we pursue growth in key markets, we may also opportunistically dispose of selective assets that are not aligned with our strategy.

In addition to our retail platform acquisition and disposition strategy, we believe that through the active management of our retail portfolio we have a significant opportunity to distinguish ourselves with our deep retail experience and business acumen. Our strategy is focused on key markets across the country, such as Dallas, Houston, Atlanta and Phoenix where we have “boots on the ground” at regional offices led by experienced professionals who are focused on increasing our presence in these cities.

InvenTrust will also continue to invest in our people and processes. We recently expanded our corporate infrastructure with important senior level hires and upgraded our technology, processes and systems. We expect 2015 to be a year in which we continue to move our strategy forward with excellent balance sheet management and thoughtful capital allocation. We believe the successful execution of our strategies and goals will bring enhanced value to our stockholders. In closing, please log onto our company website at www.inventrustproperties.com to watch a video produced by management discussing our name strategy for the Company moving forward.

Cash Distribution

Enclosed is a check for your cash distribution equaling $0.010833 per share for the month of April 2015.

If you have invested through a trustee, a distribution statement is enclosed in lieu of a check. As a reminder, after your June monthly distribution (paid in July), InvenTrust is moving to quarterly distribution payments. On or around October 6th, we expect the third quarter distributions to be processed and stockholders will receive $0.0325 per share, assuming an annual distribution rate of $0.13 per share.

Sincerely,

INVENTRUST PROPERTIES CORP.

Thomas P. McGuinness
President, CEO

cc:	Trustee / Broker Dealer / Financial Advisor

Forward-Looking Statements in this letter, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representation, plans or predictions of the future and are typically identified by words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, among others, our ability to execute on our strategy, our ability to return value to our stockholders and the availability of cash flow from operating activities to fund distributions. For further discussion of factors that could materially affect the outcome of our forward-looking statements and our future results and financial condition, see the Risk Factors included in InvenTrust’s most recent Annual Report on Form 10-K, as updated by any subsequent Quarterly Report on Form 10-Q, in each case as filed with the Securities and Exchange Commission. InvenTrust intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, except as may be required by applicable law. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this letter. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.